Exhibit 14

Code of Business Conduct and Ethics

Introduction:

SOUTHERN COPPER CORPORATION (“SCC” or the “Company”) is committed to conducting its business in accordance with the highest ethical standards. Truthfulness, honesty, fairness, to each other, our Company, and to our investors, contractors, suppliers and to the communities where we operate are the ethical principles by which we work.

Through leadership at all levels, the Company strives to sustain a culture where ethical conduct is recognized, valued and exemplified by all. This Code OF BUSINESS CONDUCT AND ETHICS (the “Code”) sets forth policies which embody these standards and applies to all employees, officers and directors in satisfaction of Section 406 of the Sarbanes-Oxley Act of 2002, together with the Securities and Exchange Commission (“SEC”) implementing regulations, and the New York Stock Exchange (“NYSE”) listing requirements and all other local regulations where the Company has operations.

Each employee, officer and director of the Company is expected to act ethically at all times and to acknowledge their adherence to this Code. This Code provides specific guidance to all employees, officers and directors, but when in doubt, any future employees will have the responsibility to seek clarification from the appropriate Company representative.

This policy is applicable and includes the Company, all its subsidiaries, business units, branches, affiliates, and other entities that are related to its mining operations, in any and all venues where it develops its activities.

A.            ACCOUNTING PRACTICES AND PUBLIC REPORTING

1.                          Accountability for Adherence to the Code:

All employees, officers and directors will be provided with a copy of this Code and should read, understand and comply with its provisions, which are in addition to other corporate policies and procedures that the Company may adopt from time to time.

All employees, officers and directors must endeavor to comply with the Code and with all other SCC corporate policies.  Any failure to comply with the Code and other policies may result in reprimand reassignment, demotion, dismissal or other legal action.

2.                          Accounting Practices/Public Reporting:

It is the Company’s policy that all employees, officers and directors must comply with its accounting rules and controls and with generally accepted accounting practices and cooperate fully with the Company’s internal and external auditors. All funds, assets, transactions and payments must be accurately reflected and no false or misleading entries may be made on corporate records.

It is the Company’s policy that all employees, officers and directors must act to facilitate the provision of full, fair accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (SEC) and all other governmental authorities, the shareholders and in other public communications made by the Company.

3.                          Antifraud and Anticorruption:

It is the Company’s policy to ensure the maintenance of high ethical standards in every aspect of its activities.  Where there is a suspicion of fraud or corruption the Company will deal with it in a firm and controlled manner.

4.                          Anti-Money Laundering:

It is the Company’s policy to comply with anti-money laundering regulations in the venues where it operates. To comply with these laws and regulations, the Company has enacted a procedure to prohibit and actively prevent money laundering and any activity that facilitates money laundering or the funding of terrorists or criminal activity.

5.                          Foreign Corrupt Practices Act — FCPA:

It is the Company’s policy and commitment to maintaining the highest ethical standards of business conduct at home and abroad, and is committed to a zero tolerance policy toward bribery. The Company fosters an effective program of internal systems and controls to support compliance with the letter and the spirit of the U.S. Foreign Corrupt Practices Act (“FCPA”), and similar laws.

The FCPA and similar applicable laws, prohibit companies and individuals from corruptly offering, promising or authorizing payments or giving anything of value to foreign officials, directly or indirectly or to agents, sales representatives or other intermediaries to assist the Company or individual in obtaining or retaining business or to obtain any improper advantage.  The Company will not condone or tolerate the offering, making or authorizing of such payments by any director, officer, employee or agent.

The Company shall maintain its books and records in reasonable detail to accurately and fairly reflect transactions and dispositions of assets. No director, officer or employee will suffer adverse consequences for refusing to pay bribes even if this may result in the loss of business for the Company.

6.                          Risk Assessment:

It is the Company’s policy to make and carry out risk assessments at all of its operations and activities. SCC is committed to ensure that risk management will play an integral part of sound governance at both strategic and operational levels and to review the steps needed to mitigate risk. This activity must be reviewed and documented regularly.

A Risk Management Committee should be established at each venue where the Company has operations, which will have the responsibility of identifying and assessing risks, selecting and implementing risk control and financing measures and periodically reviewing risk management efforts and reporting the same to the Chief Executive Officer, Chief Financial Officer, Comptroller, or to individuals performing accounting functions for the Company.

B.            ADHERENCE TO THE CODE

7.                          Complaints:

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding assumed improper activities related to suspected misconduct, illegal activity or fraud, including allegations of questionable accounting, internal accounting controls or auditing matters or other suspected violations of applicable laws or of the Company’s corporate policies and codes of conduct. (See Reporting Violations of the Code and Laws)

8.                          Compliance Review:

It is the Company’s policy to conduct periodic compliance reviews concerning its policies, including requiring certifications of compliance with this Code and all Company policies.  The Board shall regularly monitor and evaluate the effectiveness of the Code in achieving the stated goals. Violations will be investigated by the Company, the Audit Committee or the person designated by the Board of Directors or the Audit Committee.  Appropriate action, will be taken by the Company to enforce compliance with this Code and its corporate policies.  Any failure to comply with them may result in reprimand, reassignment, demotion, dismissal or other legal action.

9.                          Directors, Officers and Employees:

The Code applies to all employees, officers and directors of the Company, in relation to their assigned responsibilities, and supplements the terms of their relationship or employment.

The Code aims to assist employees, officers and directors in performing their duties to the best of their ability, by requiring them to familiarize themselves with its content.

10.                   Ethical Committee:

It is the Company’s policy that each subsidiary will constitute an ethical committee that will oversee the compliance with the Corporate “Code of Business Conduct and Ethics”.  Each committee will be comprised of at least three members, chaired by the Executive President, who will appoint the rest of the members.

11.                   Ethical Requirements:

It is the Company’s policy to require all employees, officers and directors to act ethically at all times and to acknowledge their adherence to the Code and all other corporate policies.  The Company’s principal ethical requirements are summarized as follows:

(a)                     Obey the applicable laws, rules and regulations governing SCC’s business conduct, including insider trading laws.

(b)                     Be honest, fair, ethical and trustworthy in all its activities and relationships.

(c)                      Avoid all conflicts of interest between work and personal affairs.

(d)                     Foster an atmosphere in which fair employment practices extend to every member of the diverse Company community.

(e)                      Strive to create a safe workplace and to protect the environment.

(f)                       Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplified by all employees.

12.                   Hotline Policy and Metal Boxes:

It is the Company’s policy and commitment to the highest possible standards of ethical, moral and lawful business conduct, and aims to provide an avenue for employees, officers and directors to raise concerns regarding possible violations of regulatory requirements; unethical conduct; illegal conduct; and fraud, by reporting them anonymously. The hotline policy is intended to cover serious concerns that could have a large impact on the Company, such as actions that (i) may lead to incorrect financial reporting; (ii) are unlawful; (iii) are not in line with Company policy, including the Code; or (iv) otherwise amount to serious improper conduct.

Regular business matters that that do not require anonymity should be directed to the employee’s supervisor and are not addressed by this policy.

13.                   Local Policies and Procedures:

To comply with local laws and regulations enacted in the venues in which the Company operates, officers and management may adopt policies to complement the Code, with the proper advice of the required professionals.

14.                   No Retaliation:

It is the Company’s policy to prohibit employees, officers or directors from retaliating or taking any adverse action against anyone for raising or helping to resolve a conflict or an integrity concern.  The Company prohibits any retaliation against any employee, officer or director or any other person because they assisted or participated in disclosure of the type contemplated in this Code or in a proceeding that has been filed or is about to be filed relating to alleged fraudulent activities or violations of the SEC rules and regulations. Forms of prohibited retaliation include, but are not limited to, discharge, suspension, threats, blacklisting, and denial of benefits, harassment or other discrimination

15.                   Procedures:

It is the Company’s policy that each subsidiary will enact procedures to follow the policy on how to do it in practice, which procedures will be in a separate document. Procedures will not be allowed to change the policies of SCC, and it must be clear as to which policy or policies it relates to.

16.                   Reporting Violations of the Code or Laws:

It is the Company’s policy to encourage the reporting of any illegal or unethical behavior and violations of this Code and other Company policies. The Vice-President-Legal and General Counsel is the Company officer responsible for the Company-wide understanding and adherence to this Code and other policies of the Company. Employees that become aware of actions in violation of the Code or applicable laws, rules and regulations should report such actions to any one of the following:

(a)                     Supervisor

(b)                     Plant Manager

(c)                      Department Head

(d)                     Director of Legal Affairs and Secretary or Assistant Secretary

(e)                      Director of Comptroller and Finance

(f)                       Comptroller

(g)                      Treasurer

(h)                     General Counsel, Vice President, Legal

(i)                         Vice President, Finance

(j)                        President

Directors should communicate any suspected violations of this Code promptly to the Chairman of the Audit Committee, or a member of the Audit Committee.

17.                   Review:

It is the Company’s policy to regularly monitor and evaluate the effectiveness of this Code and its policies in achieving their stated goals.  This Code will be reviewed on an on-going basis and amended in line with new regulatory developments and best practices.

18.                   Waivers:

The Company will not permit any waiver of any ethics policy for any employees, officers and directors unless it has been determined that it does not affect the interests of the Company or its stockholders.  Waivers will be promptly disclosed as required by applicable law and regulation.

C.            COMPLIANCE WITH LAWS, INCLUDING LOCAL LAWS AND REGULATIONS

19.                   Compliance Officer:

It is the Company’s policy to appoint as required by law, a representative to ensure compliance with regulatory requirements (a “Compliance Officer”). The Compliance Officer may also create or update internal policies to mitigate the risk of lack of compliance of the matters under his or her responsibilities.

20.                   Human Rights:

It is the Company’s policy and commitment to carry on all its operations with the highest standard of compliance of all statutory duties on human rights protection for the welfare of all employees in the workplace.

21.                   Insider Information and Trading:

It is the Company’s policy that all employees, officers and directors must obey the applicable insider trading laws and are prohibited from using or attempting to use “insider information” for their own personal use, gain or advantage or to provide such information or “tipping” to third parties.

22.                   Mexican Exchange Regulations:

It is the Company’s policy to adopt the internal rules of conduct for employees, officers and directors set forth in the Mexican regulations of the Bolsa Mexicana de Valores, as they may be amended supplemented or changed from time to time and management is authorized to prepare a detailed procedure for safeguarding privileged or confidential information and preparing and/or communicating important events pursuant to the aforementioned Mexican regulations or similar regulations that may be enacted from time to time in Mexico. Management is also authorized to describe the functions and responsibilities of the individuals responsible for the preparation and/or communication of important events to the Mexican Stock Exchange and to communicate said rules of conduct to the Mexican Stock Exchange.

23.                   Peruvian Exchange Regulations:

It is the Company’s policy to adopt the internal rules of conduct for directors, officers and employees set forth in Peruvian regulations of the Peruvian Securities and Exchange Commission (“SMV”), including, without limitation, in Article 19° of Resolution N° 005-2014-SMV/01, as they may be amended supplemented or changed from time to time and management is authorized to prepare a detailed procedure for safeguarding privileged or confidential information and preparing and/or communicating important events pursuant to Appendices published or to be published from time to time pursuant to the aforementioned Peruvian regulations or similar regulations that may be enacted from time to time in Peru.  Management is also authorized to describe the functions and responsibilities of the individuals responsible for the preparation and/or communication of important events to the SMV and/or the Lima Stock Exchange and to communicate said rules of conduct to SMV and/or the Lima Stock Exchange (BVL).

24.                   Whistleblower:

It is the Company’s policy to foster open communication regarding its practices and protect employees from unlawful retaliation and discrimination for having properly disclosed or reported illegal or unethical conduct. For this purpose each venue where the Company operates will:

(a)                     Establish guidance for the receipt, retention, and treatment of verbal or written reports received by the Company regarding accounting, internal controls, auditing matters, disclosure, fraud and unethical business practices, whether submitted by Company’s employees, officers and directors or third parties;

(b)                     Establish guidance for providing Company’s employees, officers and directors a means to make reports in a confidential and anonymous manner; and

(c)                      Make clear the Company’s intention to discipline, up to and including termination of employment, any person determined to have engaged in retaliatory behavior.

D.            CONFIDENTIALITY

25.                   Confidential Information:

It is the Company’s policy that all employees, officers and directors be bound by a legal duty of confidence to protect corporate information they may come into contact with during the course of their employment or association with the Company. The Company considers proper management of confidential information essential to its operations. Employees, officers and directors are expected to maintain the confidentiality of information entrusted to them by the Company or third parties dealing with the Company. Confidential information can only be disclosed when it is required by law or under a court order, or when disclosure is authorized or legally mandated. Confidential information includes all non-public information that has value to the Company and whose premature disclosure might be helpful to competitors or harmful to the Company or third parties dealing with the Company.

26.                   E-mail and Internet Use Policy:

It is the Company’s policy that the use of e-mail accounts should be used primarily for Company business-related purposes, and messages which are forwarded by the user must not contain Company confidential information, be consistent with the all policies and procedures, proper business practices and applicable law.  E-mail messages are to be considered mail, and will be granted the privacy granted by local legislation.  Personal communication is permitted on a limited basis. The use of the Company’s e-mail system for personal commercial use is prohibited and the Company’s email system shall not to be used for the distribution of any disruptive or offensive messages. Access to the internet is monitored on a regular basis.

27.                   Private Documents and Personal Correspondence:

It is the Company’s policy to preserve the confidentiality of personal correspondence and all personal and private documents, in accordance with applicable laws and subject to the limits established in each venue where SCC develops its activities.

The Company’s policy is that all private documents and personal correspondence of all employees, officers, and directors is subject to the applicable privacy rights established by local laws and regulations of the venues where the Company operates.  This respect of the individual’s right to privacy includes any and all forms of documents and correspondence, regardless of the manner in which it is submitted.

The extent of the right to privacy can only be limited and further regulated in accordance with applicable local law and regulations enacted in the venues in which the Company does business.

E.            CONFLICT OF INTEREST

28.                   Conflict of Interest:

It is the Company’s policy to expect that each employee, officer and director be conscientious and loyal in representing the Company’s interests and in using and conserving its resources. Each director, officer and employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors, employees and the members of the communities where the Company operates. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.   Each employee, officer and director must avoid all conflicts of interest and is prohibited from:

(a)                     Taking for themselves personally opportunities that are discovered through the use of corporate property, information or position;

(b)                     Using corporate property, information, or position for personal gain; and,

(c)                      Competing with the Company.

Each director, officer and employee owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Each director, officer and employee should report any personal interests or obligations which could conflict with their conscientious performance of their duties or create any suspicion or perception that their decisions might be improperly influenced by their personal interests. All conflicts between personal affairs and professional relationships, whether actual or apparent, should be handled in an ethical manner and reported. If a significant conflict exists and cannot be resolved, the employee, officer or director should resign.  All directors should recuse themselves from any discussion or decision affecting their personal, business or professional interests.

29.                   Contractors and Suppliers:

It is the Company’s policy that all contracts must be awarded on merit in fair competition with other tenders and no part should be discriminated against or special favors shown. All relationships with external contractors or potential contractors should be made known to the appropriate manager.

If an employee, officer and director discovers that a contract in which they have a financial or other interest has been or could be entered into they are required to advise the Company in writing.

30.                   Fair Dealings:

It is the Company’s policy that each director, officer and employee must endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

31.                   Gifts and Hospitality:

It is the Company’s policy that employees, officers and directors must adhere to the overriding principle that they must not compromise their position by accepting gifts/hospitality and allowing themselves to reach the position where they might be, or might be thought by others, to have been influenced in making an important decision as a consequence Employees are expected to refuse personal gifts and hospitality offered to them or members of their family by any entity that has or seeks dealings of any kind with the Company.  An offer from a company seeking to do business with the Company made to an employee involved in granting a contract is unlikely ever to be acceptable, regardless of the value of the gift. Employees must never accept monetary gifts of any kind.  Gifts and hospitality of ‘token value’ may be acceptable, provided it is not a regular practice, and where the acceptance of refreshments or a meal is given during or at the conclusion of business.

32.                   Personal Interests:

It is the Company’s policy that employees, officers and directors must not allow their personal interests to conflict with the Company’s requirements; or improperly use their position to confer an advantage or disadvantage on any person. Employees, officers and directors are also required to declare an interest if it comes to their attention that they have a connection or potential connection with any business or organization (including voluntary bodies) which deals with the Company.

An employee’s, officer’s and director’s life away from work is his/her personal concern. They should not however, subordinate their work to their private interests or be put in a position where his/her job, or the Company’s interests and their own personal interests conflict.  All conflicts between a personal and professional relationship, whether actual or apparent, should be handled in an ethical manner.

33.                   Sponsorships and Grants:

From time to time the Company sponsors or gives grants for sporting and cultural events such as exhibitions, plays or performances, or games. The general rule is that no employee, officer or director, nor any partner, spouse or relative, shall receive any benefit from such sponsorship or grant in a direct way without there being full disclosure to the Company of any such interest. Similarly, where the Company gives support to a community, employees, officers or directors must ensure that impartial advice is given and that there is no conflict of interest involved.

F.             CONTACTS WITH AUTHORITIES AND MEDIA

34.                   Corporate Governance:

It is the Company’s policy to maintain and enforce solid principles of corporate governance in all aspects of its activities and operations. These principles are key to maintaining the trust of governments, investors, stakeholders and shareholders

35.                   Disclosure:

It is the Company’s policy to adhere to disclosure and reporting standards that require full, fair, accurate, timely, and understandable disclosure of material information regarding the Company in reports and documents that it files with the Securities and Exchange Commission (“SEC”), the New York Stock Exchange and equivalent authorities in the venues where it operates, as well as in other public communications that it regularly makes.

36.                   Media Contact:

It is the Company’s policy that employees, officers and directors must not make statements to the media, or any other public statement which concerns the business of the Company unless they have been authorized by the proper Senior Manager/officer in the venues where the Company operates to act generally as a spokesperson or have been expressly authorized to act as a spokesperson in relation to a particular situation.

G.           EMPLOYMENT MATTERS

37.                   Additional Employment:

The Company will grant permission to employees to undertake additional employment provided it does not conflict with the interests of, or in any way weakens or affects the performance of his/her duties and responsibilities to the Company or where additional employment could confer advantage or personal gain in detriment to the interest of the Company. Employees and officers must inform and obtain permission from his/her manager to undertake additional employment outside of the Company.

38.                   Alcohol/Drugs:

It is the Company’s policy to prevent alcohol or drug misuse to ensure that that directors, officers and employees report fit for work and remain fit to perform their duties.

39.                   Criminal Charges:

It is the Company’s policy to protect its employees, officers and directors from criminal accusations or charges that arise from their proper conduct in discharging their duties, as required by the corporate policies, professional ability and in accordance with law.  Any employee facing criminal charges must notify the Company in writing without delay of any criminal investigation, charge or warning imposed upon them, with the exception of minor driving offenses provided his/her job does not include the use of a car. These rules apply to all charges incurred on or off duty.

40.                   Equal Employment Opportunities:

It is the Company’s policy to promote equality of employment opportunity to recruit and develop the best people for employment from as wide and diverse a pool of talent as possible. The Company aims to remove any barrier that prevents individuals or groups from realizing their potential and contributing fully to the Company’s performance and to develop an organizational culture that values diversity. For this, the Company will provide equality of opportunity and equal treatment as an integral part of good practice, for which its commitment is to ensure equality of opportunity and equal treatment for directors, officers, employees and customers in terms of employment and to provide guidance on anti-discriminatory practices with dignity and respect.

The Company aims to promote equality and diversity as an employer and to ensure that no job applicant or employee receives less favorable treatment or is disadvantaged by conditions or requirements that cannot be shown to be justifiable in the context of the employment policy, and that selection, recruitment, training, promotion and employment practices will be made in such a way so as not to exclude particular individuals or groups.

41.                   Anti-Harassment Policy:

It is the Company’s policy that any form of harassment, including any inappropriate, violent or abusive behavior, is unacceptable and the Company is committed to offer a working environment free of any form of harassment, where employees, officers and directors, can achieve their full potential.

Harassment is not necessarily confined to the behavior of senior staff towards more junior staff; it can take place between colleagues at the same level or involve staff behaving inappropriately towards more senior staff. For the purpose of this policy, harassment is defined as unwelcome comments (written or spoken) or conduct which violates an individual’s dignity, and/or creates an intimidating, hostile, degrading, humiliating or offensive environment.

Corporate officers are responsible for providing and ensuring that all persons in the organization are aware of their responsibility for preventing and resolving these issues in the workplace. Disciplinary action may be taken to deal with behavior, intentional or unintentional, that results in a breach of this policy.  Individual persons found to be harassing another individual are liable at law for his/her actions and may face action in the courts, in accordance with applicable law.

42.                   I.D. Cards

It is the Company’s policy to require all employees, to comply with the use of the personal Identification (I.D.) card issued to facilitate access to the workplace and to prevent security breaches. Employees should ensure that they have their ID card with them at all times and if challenged by an appropriate person to show the ID card to confirm their identity.

43.                   Integrity:

All employees, officers and directors must act with the highest standards of honesty, fairness, and integrity in all their corporate activities, communications, dealings, activities, relationships and to obey the laws, rules and regulations that govern the states and countries where SCC operates.

44.                   Compliance with Labor Laws and Unions:

It is the Company’s policy to comply with the applicable laws related to employees and unions.  Compliance will be done in accordance with the local legislation and requirements of the venues in which the Company operates.  The Company requires, and it is the individual responsibility of each employee, officer and director in performing their duties to:

(a)                     Perform his/her obligations to the best of his/her ability, with ethic and best conduct.

(b)                     Act with honesty, integrity, impartiality and objectivity and political neutrality.

(c)                      Be accountable to the authority for his/her actions.

(d)                     Comply with all relevant laws and corporate policies.

(e)                       Work in a safe manner, without any detrimental effect on his/her health and safety.

(f)                        Prevent another person from gaining access to information to which that person is not entitled by law.

(g)                      Co-operate with the Company to ensure in ensuring equal opportunities and in preventing discrimination.

(h)                     Comply with all corporate policy, the FCPA and other anti-corruption laws, the Code, and raise to management any concern regarding any suspected violations.

(i)                         Participate in training as directed and make sure subordinates get the training needed to understand laws and regulations governing the corporate activities.

(j)                        Be suitably dressed for his/her duties and responsibilities, including the wearing of appropriate safety clothing and equipment, in accordance with all health and safety regulations.

(k)                     If a member of a professional institute or association, he/she must also comply with any professional Code and/or standards of practice pertaining to that organization codes.

(l)                         Treat other people professionally, with mutual respect, and no discrimination.

(m)                 Act in a responsible and lawful manner.

(n)                     Not make personal use of property or facilities of the Company.

(o)                     Use corporate resources, whether tangible assets such as materials, equipment and cash, or business information such as trade secrets for the proper advancement of the Company business.

(p)                     Treat all equipment belonging to the Company with due care.

(q)                     Perform other duties as required by the Company.

45.                   Anti-Discrimination Policy:

It is the Company’s policy to fully support the principle of equality and diversity, and to encourage diversity and to recognize that talent and potential are distributed across the population. The Company values its ethical behavior and aims to promote equality of opportunity, celebrates and values diversity and is committed to eliminating unlawful direct and indirect discrimination.  The Company’s practices will ensure that employees, officers, directors and customers will not be discriminated against on any ground, including age, disability, race, gender reassignment, sex, religion or cultural beliefs, gender reassignment, marital status and civil partnership, sexual orientation, pregnancy and maternity.

All forms of discrimination are unacceptable, regardless of whether there was any intention to discriminate or not, as the Company regards discrimination, abuse of religion and beliefs, abuse of disabilities or learning difficulties, harassment, victimization or bullying in the course of work as disciplinary offenses that could be regarded as gross misconduct.  Discrimination can be direct, associative, perceptive, indirect, harassment or victimization and the Company will attempt to ensure that none of its policies discriminate directly or indirectly against any group or individual.

46.                   Anti-Sexual Harassment Policy:

It is the Company’s policy to provide a workplace that is free from all forms of sexual harassment.  Sexual harassment in the workplace is against the law and will not be tolerated. If it is determined that an allegation of sexual harassment is credible, the Company will take prompt and appropriate corrective action.

Examples include unnecessary touching, unwelcome jokes of a sexual nature, inappropriate use of suggestive visual display material, intimidating behavior, asking for, or offering, sexual favors in return for positive evaluations, assessments or promotions, etc.

47.                   Continuous Training:

It is the Company’s policy to promote and encourage the continuing education and training of all employees, officers and directors on matters related to the development of the duties, responsibilities or employment functions.

All employees, officers and directors must undergo initial training and on-going training that is necessary for the performance for their duties and responsibilities and to ensure professional development.

48.                   Employee’s Criminal Liability:

Employees, officers and directors should be aware that they can personally be subject to criminal liability if they knowingly make a false entry or alter, destroy, conceal or falsify documents or other items with the intent to impede, obstruct or influence any investigation of alleged improper activity or if they alter, destroy or conceal a record, document or object or attempt to do so with the intent to impair the document’s integrity or availability for an official government proceeding.  Employees, officers and directors should retain documents or other items that relate to any investigation or other matter that is pending with a government department or agency. If an employee, officer or director receives a request concerning the alteration, concealment or destruction of a document, which he believes is improper, he/she should contact a member of the Audit Committee and report it.

H.           ENVIRONMENT, HEALTH AND SAFETY

49.                   Corporate Social Responsibility:

The Company is committed to Corporate Social Responsibility, and it is a Company priority to act as a responsible mining Company from our management practices to our health and safety standards to our stewardship of the environment.  The Company understands that its business activities have an effect on the people who work at our operations, their environment, and their communities and that its growth and success depends on the long-term economic, social and environmental sustainability of each of the communities in which employees work and live. The Company is committed to minimize and mitigate the impacts of mining on the environment and to practice effective and progressive rehabilitation of mined areas at its mines and projects.

To ensure that communities benefit from our activities, we make significant contributions to local social and economic growth. The Company also runs support and development programs ranging from infrastructure initiatives, including roads and housing, to local educational facilities improvements, community medical and dental services and extensive land reclamation programs. At all times the Company strives to demonstrate respect for local cultural and environmental values.

50.                   Environment:

It is the Company’s policy to manage responsibly the natural resources it uses and develops and to protect the environment. To foster the health and safety of its employees and protect the environment, the Company will:

(a)                     Comply with health, industrial safety and environmental laws and regulations established by appropriate federal, state, and local governments and agencies (both in the United States and foreign) regarding the protection of the environment, discharges into water sources or the atmosphere or the disposal of solid and hazardous wastes.

(b)                     Provide a healthy and safe working environment.

(c)                      Strive to mitigate the effects that the Company’s operations have on the environment.

(d)                     Take into account health, industrial safety and environmental aspects for every corporate decision and practice.

(e)                      Conserve natural resources, including energy.

(f)                       Work in coordination with the Government of Peru and other venues where SCC operates in finding solutions to environmental problems and to establish reasonable environmental standards.

(g)                      Provide appropriate training for its personnel as well as information on the health, industrial safety and environmental policy of SCC.

(h)                     Keep authorities, local governments and the general public, informed on the Company’s environmental programs.

In addition, the Company is committed to maintaining the highest environmental, health and safety standards at its mines and projects and to seek to minimize and mitigate the impacts of mining on the environment, and to practice effective and progressive rehabilitation of mined areas.

51.                   Health, Safety and Environment:

It is the Company’s policy and commitment to create a safe workplace with high standard of health and safety and to comply with all environmental health and safety laws and regulations to ensure, as far as reasonably practical, the health, safety and welfare of all employees in the workplace.

The Company will endeavor to provide safe and healthy working conditions for its employees and other people working under its control and will endeavor to ensure that the conduct of their work does not endanger employees of others or members of the public.

I.                PROTECTION OF COMPANY ASSETS

52.                   Company Property:

It is the Company’s policy that all employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes.

53.                   Intellectual Property and Copyright:

It is the Company’s policy that all records, documents and other papers relating to the finance and administration of the Company and which are compiled or acquired by a employees, officers and directors in the course of his/her or employment or relationship with the Company, are and will remain the property of the Company, and the copyright in all such cases belongs exclusively to the Company.

In the case of academic work, such as projects undertaken as part of a course to further their professional career, and including books, contributions to books, articles and conference papers, the copyright will belong to the author.

54.                   Data Protection:

It is the Company’s policy to comply with the requirements of the data protection laws and regulations.  Any data, either qualitative and or quantitative, required in order to monitor the legal requirements will be collected where it is reasonable, proportionate and practical to do so, and used it and protected it in accordance with applicable law.  Any such requirements will be notified to customers and will follow a customary data format.

55.                   Insurances:

It is Company’s policy to maintain insurance on the Company’s properties and assets as required by its operations.

It is the Company’s policy to provide its directors and officers the required insurance policies to grant protection for any wrongful act in the insured’s capacity as a director or officer of the Company. Said insurance will have the usual coverage to protect the director or officer in the discharge of his/her duties.

56.                   Internet Use Policy:

It is the Company’s policy that all personal use of the Internet is permitted by directors, officers, and employees provided that the Internet and intranet policies of the different venues where the Company operates are adhered to and where it does not impact their jobs or interfere with the performance of their duties and responsibilities.   There should be no access to sites which have a terrorist, offensive, sexual or game playing/gambling content. Access to the internet is monitored on a regular basis.

57.                   Patents:

It is the Company’s policy that any matter, item or idea capable of being patented which is developed or discovered by any employee, officer or director, alone or together with colleagues, in the course of their duties, belongs to the Company. It is the responsibility of the Company in the first instance to decide whether to apply for patent or other protection in law for any invention, which belongs to the Company.

58.                   Protection of Company Property:

It is the Company’s policy that all employees, officers or director should protect its assets and ensure their efficient use for legitimate business purposes Theft, carelessness and waste have a direct impact on the Company’s profitability.

59.                   Record Retention:

The Company will maintain a record retention policy in each of the venues where it operates. Emails that are identified as a business record shall be retained according to the requirements of local laws and regulations and the applicable corporate record retention policy. Such policy and procedure shall establish the minimum retention periods for the retention of the business records in accordance will local legislations, labor and tax purposes.

60.                   Security and Use of Computer Data/Equipment:

It is the Company’s policy that the information stored and processed on the information technology systems operated by the Company is of paramount importance to its day to day activities. It is essential that data and systems are adequately secured against risks such as operator errors, theft of equipment, unauthorized access to or copying of programs, use of unauthorized software on Company machines (which increases the risk of importing computer viruses) and natural hazards such as fire, flood and power failures.

Employees, officers or director must ensure that no unauthorized person gains access to equipment/data, which is within their responsibilities. No data should be released unless approved. User identifications and passwords must not be disclosed to anyone, and passwords must be changed regularly to a previously unused password.

Corporate Code of Conduct and Ethics
Index

Introduction

A. Accounting Practices and Public Reporting

1. Accountability for Adherence to the Code
2. Accounting Practices/Public Reporting
3. Antifraud and Anticorruption
4. Anti-Money Laundering
5. Foreign Corrupt Practices Act-FCPA
6. Risk Assessment

B. Adherence to the Code

7. Complaints
8. Compliance Review
9. Directors, Officers and Employees
10. Ethical Committee
11. Ethical Requirements
12. Hotline - Metal Boxes
13. Local Policies and Procedures
14. No Retaliation
15. Procedures
16. Reporting Violations of the Code or Laws
17. Review
18. Waivers

C. Compliance with laws, including local laws and regulations

19. Compliance Officer
20. Human Rights
21. Insider Information and Trading
22. Mexican Exchange Regulations
23. Peruvian Exchange Regulations
24. Whistleblower

D. Confidentiality

25. Confidential Information
26. Email and Internet Use
27. Private Documents and Personal Correspondence

E. Conflict of Interest

28. Conflict of Interest
29. Contractors and Suppliers
30. Fair dealings
31. Gifts and Hospitality

32. Personal Interest
33. Sponsorships and Grants

F. Contacts with Authorities and Media

34. Corporate Governance
35. Disclosure
36. Media Contact

G. Employment Matters

37. Additional Employment
38. Alcohol and Drugs
39. Criminal Charges
40. Equal Employment Opportunity
41. Anti-Harassment Policy
42. ID Cards
43. Integrity
44. Compliance with Labor Laws and Unions
45. Anti-Discrimination Policy
46. Anti-Sexual Harassment Policy
47. Continuous Training
48. Employees Criminal Liability

H. Environment, Health and Safety

49. Corporate Social Responsibility
50. Environment
51. Health, Safety and Environment

I. Protection of Company Assets

52. Company Property
53. Intellectual Property and Copyright
54. Data Protection
55. Insurances
56. Internet Use Policy
57. Patents
58. Protection of Company Property
59. Record Retention
60. Security and Use of Computer Data/Equipment